STAR GOLD UPDATE 11th January 2016

Star Gold is a gold exploration/development company with 65 unpatented claims and located within the prolific Walker Lane belt. The Company is currently focused on developing its flagship project, Longstreet Gold Project. The Longstreet Gold Project is a large land package of 4 miles square.

SYMBOL:	SRGZ	**SHARES OUTSTANDING:**	40,836,726
PRICE:	$0.07	**WARRANTS:**	5,855,400
MARKET CAPITALIZATION:	$3.5M	**OPTIONS:**	3,058,667
AS OF:	12/31/15	**TOTAL:**	49,750,793

PROJECT UPDATE

Star Gold's focus during this downturn is to move through the tasks required to obtain a permit to mine at Longstreet. Most of these tasks are required as precursors to developing and submitting an Environmental Impact Study (EIS) for the Project. The EIS is required for the approval of a Plan of Operations enabling Star Gold to move the Project into production. This entire process is expected to take up to three years to complete. Navigating the Company's interaction with the relevant regulatory bodies is Mr. Reinis Sipols P.E. of Pack Leader Services LLC. Mr. Sipols has developed relationships with the applicable regulatory agencies such as the United States Forest Service (USFS), Bureau of Land Management (BLM) and Nevada Department of Environmental Protection (NDEP).

One of the initial required studies is a Wildlife and Biological baseline study ("WBS"). With the exception of the winter bat habitat survey (completion expected in February 2016), the WBS is largely finished. If the bat survey establishes that bat species are wintering in the old underground workings at Longstreet, then new habitat must be established on adjacent federal lands. Fortunately, many old mine workings exist relatively near Longstreet which should minimize any potential negative impacts arising from the presence of bat species. Once the winter bat survey is completed, the WBS will be finalized and submitted.

As stated in previous shareholder updates, a few uncertainties remain, primarily around the pending "Sage Grouse" regulations and their potential impacts on the Project. The preparation of the WBS uncovered the finding of a historic Sage Grouse LEK near the proposed leach pad location. The Longstreet Project is currently classified as a "low quality habitat" zone, but because rules regarding impacts to habitat and historic LEKs are currently in flux within BLM and USFS, Star Gold management felt it prudent to develop leach pad location alternatives for its consideration if the implementation of the Sage Grouse regulations are unfavorable to the current Project arrangement. Star Gold has worked diligently to develop contingency plans in the event the final regulations have a material impact on the current Project design. Dyer Engineering has located a number of desirable alternative options for the placement of the leach pad. Currently, management is assessing the viability of these options and has discussed the initial implications and merits of these alternatives with BLM and USFS. In the coming months, the possible substitute leach pad locations will be explored in detail.

Water rights remain a key element to successfully developing a project. Dyer Engineering continues to complete the water rights application to be submitted to NDEP shortly along with other options for securing adequate water for the Project. Discussions have commenced with several parties to secure water rights and progress has been positive. Dyer Engineering and mining engineer Steve Cole have begun various tasks required to complete the initial draft of the Plan of Operations for the Project. Additionally Mr. Cole has begun the rock classification work leading up to accurately scoping the geo-chemical analysis required for the Plan of Operations.

The next nine months should bring significant progress toward completing the required studies and moving on to preparing an EIS document.

CORPORATE UPDATE

Star Gold continues to operate on a level designed to devote the majority of its resources toward advancing the Longstreet Project ("Longstreet" or the "Project") while maintaining its essential corporate functions and reporting requirements. With the exception of a part-time CFO who is charged with managing the Company's public reporting requirements, the Company's management waived wages during 2015 and intends to continue this practice in 2016. Management believes remaining lean, in very trying times, will best preserve the upside for all shareholders.

In this past quarter alone, two high profile heap leach mines in Nevada filed for bankruptcy and actually stopped functioning as active mines. It is against this backdrop that Star Gold operates in an efficient manner with the goal of having a permitted mine once the cycle begins to turn. Star Gold was able to successfully complete a raise on September 30th 2015, raising $424,100 at $0.10 per share, with a warrant to buy stock at $0.20 for 5 years. A significant part of that raise was facilitated by Board members who have a long term vision for the Company.

If you have any questions please do not hesitate to contact me.

Yours truly,

Lindsay Gorrill Chairman	David Segelov President
208-755-6989	646-626-3356

VALUE DRIVERS

**Estimated


Preliminary Studies prior to EIS
Permits
2016
2017
2018
2019
EIS and Permits** (Throughout 2017)
Production

CONTACT

Star Gold Corp.
611 E. Sherman Avenue,
Coeur d'Alene, Idaho 83814
Phone: 1-208-664-5066 Fax: 1-208-765-8520
www.stargoldcorp.com